Exhibit 10.54

SECOND AMENDED AND RESTATED
RADIOSHACK CORPORATION OFFICERS
DEFERRED COMPENSATION PLAN

RadioShack Corporation, a Delaware corporation (“RadioShack”), hereby amends and restates, effective as of December 31, 2008, the RadioShack Corporation Officers Deferred Compensation Plan (the “Plan”) in order to satisfy the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, all “section” or “Code” references are to the Code and the Treasury Regulations related thereto, as may be amended from time to time, promulgated under the authority of the applicable Code section and, in each case, any successor provisions thereto.

RadioShack intends that this Plan, as amended and restated, applies solely to compensation earned or vested on or after January 1, 2005, including any earnings thereon, to the extent such compensation was not paid or distributed prior to December 31, 2008.  Further, it is the intent of the RadioShack that this Plan, as amended and restated, shall have no effect whatsoever on any benefits earned and vested on or before December 31, 2004, including any earnings thereon, and the parties intend that such benefits remain exempt from Code section 409A.

ARTICLE ONE

PURPOSE

Section 1.1                      The purpose of this Plan is to enable RadioShack Corporation and its subsidiaries to secure and retain the services of outstanding key executive personnel by providing certain death and retirement benefits.

ARTICLE TWO

DEFINITIONS

Section 2.1                      Beneficiary.  The recipient(s) designated (in accordance with Article Seven) by a Participant in the Plan to whom benefits are payable following his death.

Section 2.2                      Committee.  The Organization and Compensation Committee of RadioShack which shall administer the Plan in accordance with Article Nine.

Section 2.3                      Disability.  A physical or mental condition which, in the opinion of the Committee, totally and presumably permanently, prevents a Participant from substantially performing duties for which such Participant is suited to perform either by education or training, or if such Participant is on a Leave of Absence when such condition develops, substantially performing duties for which such Participant is suited to perform either by education or training.  A determination that Disability exists shall be based upon competent medical evidence satisfactory to the Committee.  The date that any person’s Disability occurs shall be deemed to be the date such condition is determined to exist by the Committee.

Section 2.4                      Employee.  A regular full-time executive employee of RadioShack.

Section 2.5                      Leave of Absence.  Any period during which:

(a)           an Employee is absent with the prior consent of RadioShack, which consent shall be granted under uniform rules applied to all Employees on a nondiscriminatory basis, but only if such person (i) is an Employee immediately prior to the commencement of such period of authorized absence and resumes employment with

RadioShack not later than the first working day following the expiration of such period of authorized absence; or (ii) enters into a contract with RadioShack prior to the absence which provides a right for the Employee to return to work following a leave of absence, upon such terms and conditions as RadioShack may provide in its sole discretion.  For purposes of clarification, nothing in this Section 2.5(a) shall obligate or require RadioShack to enter into any contract with any Employee or other person.

(b)           an Employee is a member of the Armed Forces of the United States and his reemployment rights are guaranteed by law, but only if such person is an Employee immediately prior to becoming a member of such Armed Forces and resumes employment with RadioShack within the period during which his reemployment rights are guaranteed by law.

Section 2.6                      Participant.  An Employee who has been selected and has accepted a Plan Agreement as provided in Article Three.

Section 2.7                      Plan Agreement.  The agreement between RadioShack and a Participant, entered into in accordance with Article Three, and in the form of attached Exhibit ”A” (as such form may be amended from time to time hereunder).

Section 2.8                      Plan Benefit Amount.  Plan Benefit Amount means the dollar amount set forth and so designated in a Participant’s Plan Agreement.

Section 2.9                      Retirement.  The following classifications of Retirement as referred to in this Plan are defined as follows:

(a)           Early Retirement.  The voluntary election, as opposed to involuntary termination by RadioShack, prior to the Participant’s attaining the age of sixty-five (65) years, by a Participant to terminate his employment after attaining the age of fifty-five (55) years.

(b)           Normal Retirement.  The termination of a Participant’s service with RadioShack at the date of attaining age sixty-five (65) years.

(c)           Late Retirement.  The termination of a Participant’s service with RadioShack after the Participant’s attaining the age of sixty-five (65) years.

Any Retirement occurring on or after January 1, 2005, with respect to that portion of the Plan that is subject to Code section 409A, is deemed to be a “separation from service” within the meaning of Code section 409A (a “Separation from Service”) and, notwithstanding anything contained herein to the contrary, the date on which such Separation from Service takes place shall be the date of Retirement.

Section 2.10                                RadioShack.  RadioShack Corporation, a Delaware corporation, and those subsidiary corporations in which RadioShack owns at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote.

Section 2.11                                RadioShack Subsidiary.  Any corporation in which RadioShack owns at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote.

ARTICLE THREE

SELECTION OF PARTICIPANTS AND
AGREEMENT TO PARTICIPATE

Section 3.1                      The Committee, in its sole and exclusive discretion, shall select from among the key executive employees of RadioShack, candidates for participation in the Plan.  A candidate shall become a Participant only upon his execution of a Plan Agreement and a Beneficiary Designation Form.

ARTICLE FOUR

LIFE INSURANCE

Section 4.1                      RadioShack may obtain permanent life insurance insuring the life of any Participant as a means of funding RadioShack’s obligations to his Beneficiary in whole or part.  RadioShack shall be the sole owner and beneficiary of all such policies of insurance so obtained and of all incidents of ownership therein, including without limitation, the rights to all cash and loan values, dividends (if any), death benefits and the right to terminate.  No Beneficiary or Participant shall be entitled to any rights, interests or equities in such policies or to any specific asset of RadioShack of any type, and on the contrary, their rights against RadioShack under the Plan shall be solely as general creditors.

Section 4.2                      If as a result of misrepresentations made by a Participant in any application for life insurance upon his life obtained by RadioShack hereunder, the insurance carrier or carriers or any reinsurance thereof successfully avoid(s) payment to RadioShack of the proceeds of its or their policy or policies, or such proceeds are not payable because the Participant’s death results from suicide within two (2) years of the issuance of such policy or within two (2) years of the issuance to RadioShack of additional policies obtained by RadioShack hereunder, then, in any of said events, notwithstanding any other provisions of the Plan or of the Plan Agreement with such Participant, RadioShack shall have no obligation to his Beneficiary to provide any of the death benefits otherwise payable under the terms thereof.

Section 4.3                      Each Participant shall cooperate in the securing of life insurance on his life by furnishing such  information as the insurance company may require, taking such physical examinations as may be necessary, and taking any other action which may be requested by RadioShack or the insurance company to obtain such insurance coverage.  If a Participant refuses to cooperate in the securing of life insurance, or if RadioShack is unable to secure life insurance at standard rates on a Participant, then the Plan Agreement shall be of no force and effect as to a Participant unless RadioShack waives such requirement in writing.

Section 4.4                      All benefits under the Plan or Plan Agreement represent an unsecured promise to pay by RadioShack Corporation.  The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of RadioShack Corporation resulting in the Participants having no greater rights than RadioShack Corporation’s general creditors; provided, however, nothing herein shall prevent or prohibit RadioShack Corporation from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan or Plan Agreement.

ARTICLE FIVE

BENEFITS PAYABLE TO PARTICIPANTS AND
TO BENEFICIARIES OF PARTICIPANTS

Section 5.1                      Subject to the terms and conditions of the Plan, upon the Retirement of a Participant, RadioShack agrees to pay to Participant a Retirement benefit as follows:

(a)           Normal Retirement.  If a Participant retires at the date of Normal Retirement, then RadioShack agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Retirement benefits hereunder, all from its general assets, an amount equal to such Participant’s Plan Benefit Amount, such sum to be paid as set forth in Section 5.3 hereof.

(b)           Early Retirement.  If a Participant retires at a time that constitutes an Early Retirement, then RadioShack agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Early Retirement benefits hereunder, all from its general assets, an amount equal to such Participant’s Plan Benefit Amount, reduced by five percent (5%) per year for each year that Early Retirement precedes the date of Normal Retirement.  Such year shall be a fiscal year beginning on the date a Participant attains age fifty-five (55).  Any reduction for a part of a year shall be prorated on a daily basis assuming a 365-day year.  Such amount shall be paid as set forth in Section 5.3 hereof.

(c)           Late Retirement.  If a Participant retires at a date that constitutes Late Retirement, then RadioShack agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Late Retirement benefits hereunder, all from its general assets, an amount equal to such Participant’s Plan Benefit Amount, reduced by a percentage determined as follows:

Age on Date of	Percent of Reduction
Late Retirement	of Plan Benefit Amount

66	0%
67	0%
68	0%
69	0%
70	0%
71	20%
72	40%
73	60%
74	80%
75	100%

The percent of reduction of a Participant’s Plan Benefit Amount shall be measured on a fiscal year beginning on the date of Participant’s date of birth and shall commence on the day after the date a Participant attains age 70, and any reduction for a part of a year shall be prorated on a daily basis at the applicable percentage assuming a 365-day year.  Such amount shall be paid as set forth in Section 5.3 hereof.

Section 5.2                      Subject to the terms and conditions of the Plan, upon the death of a Participant, but only if the Participant is an Employee of RadioShack at his death (except as set forth in Section 5.2(c) below) and is not being paid benefits pursuant to a Plan Agreement at such time, RadioShack agrees to pay to his Beneficiary from its general assets an amount equal to such Participant’s Plan Benefit Amount as reflected in Employee’s Plan Agreement or, as the case may be, in the last amendment to his Plan Agreement.  With respect to such benefits, however, it is further provided that:

(a)           no benefits shall be payable to the Beneficiary of a Participant in those instances covered by Section 4.2;

(b)           if a Participant dies while an Employee of RadioShack after the date of his Normal Retirement, then the amount payable to his Beneficiary upon a Participant’s death shall be reduced as set forth in Section 5.1(c) hereof.

(c)           The death of a Participant within the first year after involuntary termination of employment with RadioShack as provided in Section 8.6 shall not defeat the right of such Participant’s Beneficiary to receive benefits under this Section 5.2 so long as an event described in Section 8.5(a), (b) or (c) occurs within one year of the date of termination of the Participant’s employment.

Section 5.3                      Except as provided in Section 8.5, the aggregate amount payable upon the Normal Retirement, Early Retirement, Late Retirement benefits due and payable under Section 8.5 or 8.6 hereof, or death of a Participant to a Participant or his Beneficiary shall be paid in one hundred twenty (120) equal monthly installments commencing on the first day of the month next following thirty (30) days after Retirement or after the Participant’s death, or at the time stated in Section 8.5 or 8.6 hereof.

Notwithstanding the foregoing, if a Participant is a “specified employee,” within the meaning of Code section 409A on the date of his or her Retirement, then payment pursuant to this Section 5.3 solely with respect to that portion of the Plan that is subject to Code section 409A, shall be made on the first business day of the seventh month following the date of the Participant’s Retirement (or, if earlier, the date of the Participant’s death) to the extent such delayed payment date is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code (the “Delayed Payment Date”).   On the Delayed Payment Date, all payments deferred pursuant to this Section 5.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein.

Section 5.4                      Until actually paid and delivered to the Participant or to the Beneficiary entitled to same, none of the benefits payable by RadioShack under any Plan Agreement shall be liable for the debts or liabilities of either the Participant or his Beneficiary, nor shall the same be subject to seizure by any creditor of the Participant or his Beneficiary under any writ or proceeding at law, in equity or in Bankruptcy.  Further, no Participant or Beneficiary shall have power to sell, assign, transfer, encumber, or in any manner anticipate or dispose of the benefits to which he is entitled or may become entitled under a Plan Agreement.

Section 5.5

(a)           During the period that Participant is receiving benefits under a Plan Agreement and for one (1) year after cessation of payment of benefits, Participant agrees that he will not, either directly or indirectly, within the United States of America or in any country of the world that RadioShack (or a RadioShack Subsidiary) or one of its dealers or franchisees sells Consumer Electronic Products (as hereinafter defined) at retail, own, manage, operate, join, control, be employed by, be a consultant to, be a partner in, be a creditor of,  engage in joint operations with, be a stockholder, officer or director of any corporation, sole proprietorship or business entity of any type, or participate in the ownership, management, direction, or control or in any other manner be connected with, any business selling Consumer Electronic Products at retail which is at the time of Participant’s engaging in such conduct competitive with such products sold by RadioShack at retail, except as a stockholder owning less than five percent (5%) of the shares of a corporation whose shares are traded on a stock exchange or in the over-the-counter market by a member of the National Association of Securities Dealers.  “Consumer Electronic Products” are those type of products sold at the retail level to the ultimate customer as are advertised by RadioShack in its most recently published annual catalogs and monthly flyers.  Manufacturing of Consumer Electronic Products and sale of Consumer Electronic Products at levels of distribution other than the retail level are not considered a violation of this covenant.

(b)           In the event that a Participant engages in any of the activities described in Section 5.5(a) RadioShack will give notice to the Participant specifying in detail the alleged violation of Section 5.5(a).  Participant will be allowed ninety (90) days to cure such default.  If the Committee feels there is continuing competition, then, without any further notice or opportunity to cure, and upon determination by the Board of Directors that such a Participant is engaged in such activities, such Board’s decision to be conclusive and binding upon all concerned, and notwithstanding any other provisions of the Plan or of the Plan Agreement with such Participant, RadioShack’s obligation to a Participant to pay any benefits hereunder shall automatically cease and terminate and RadioShack shall have no further obligation to such Participant or Beneficiary pursuant to the Plan or the Plan Agreement.  RadioShack may also enforce this provision by suit for damages which shall include but not be limited to all sums paid to Participant hereunder, or for injunction, or both.

Section 5.6                      RadioShack may liquidate out of the interest of a Participant hereunder, but only as Retirement or death benefits become due and payable hereunder, any outstanding loan or loans or other indebtedness of a Participant, provided that the entire amount of reduction in such benefit in any taxable year of RadioShack shall not exceed $5,000 and the reduction shall be made at the same time and in the same amount as the loan or other indebtedness otherwise would have been due and collected from the Participant.

Section 5.7                      Subject to termination or amendment of the Plan, Plan Agreement, or both, a and subject to the requirements of Code section 409A, Participant’s participation in the Plan shall continue during his Disability or his taking a Leave of Absence.  Subject to the requirements of Section 409A, a Participant who is Disabled or on Leave of Absence shall notify RadioShack of his date of Retirement by hand delivery or by certified or registered mail, return receipt requested, postage prepaid, of a written notice of Retirement specifying the effective date of Retirement, such written notice to be addressed to:  Insurance Committee of the Board of Directors, RadioShack Corporation, 300 RadioShack Circle, Fort Worth, Texas 76102.  Such notice shall be deemed to be received when actually received by said Insurance Committee at said address as may be changed from time to time in the Plan Agreements, as amended.

Section 5.8                      Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate or delay the payment of any benefits under the Plan under the circumstances, and to the extent required or permitted under Code section 409A.

ARTICLE SIX

AMENDMENTS OF PLAN AGREEMENTS

Section 6.1                      The Committee may enter into amendments to the Plan Agreement with any Participant for the purpose of increasing the benefits payable to the Participant or his Beneficiary in view of increases in his compensation following the execution of such Plan Agreement or the last amendment thereto and for the purpose of amending any provision of this Plan as it might apply to a Participant.  In such cases, the acceptance of an amendment by a Participant is voluntary and until the amended Plan Agreement has been submitted to and accepted by him, it shall not be effective.

ARTICLE SEVEN

BENEFICIARIES OF PARTICIPANTS

Section 7.1                      At the time of his acceptance of a Plan Agreement, a Participant shall be required to designate the Beneficiary to whom benefits under the Plan and his Plan Agreement will be payable upon his death.  A Beneficiary may be one (1) or more persons or entities, such as dependents, persons who are natural objects of the Participant’s bounty, an inter vivos or testamentary trust, or his estate.  Such Beneficiaries may be designated contingently or successively as the Participant may direct.  The designation of his Beneficiary shall be made by the Participant on a Beneficiary Designation Form to be furnished by the Committee and filed with it.

Section 7.2                      A Participant may change his Beneficiary, as he may desire, by filing new and amendatory Beneficiary Designation Forms with the Committee.

Section 7.3                      In the event a Participant designates more than one (1) Beneficiary to receive benefit payments simultaneously, each such Beneficiary shall be paid such proportion of such benefits as the Participant shall have designated.  If no such percentage designation has been made, then payments shall be made to each such Beneficiary in equal shares.

Section 7.4                      If the designated Beneficiary dies before the Participant in question and no Beneficiary was successively named, or if the designated Beneficiary dies before complete payment of the deceased Participant’s benefits have been made and no Beneficiary was successively named, the Committee shall direct that such benefits (or the balance thereof) be paid to those persons who are the deceased Participant’s heirs-at-law determined in accordance with the laws of descent and distribution in force at the date hereof in the State of Texas for separate personal property, such determination to be made as though the Participant had died intestate and domiciled in Texas.  Such benefits (or the balance thereof) shall be paid at the time and in the form otherwise provided for in the Plan.

Section 7.5                      Whenever any person entitled to payments under this Plan shall be a minor or under other legal disability or in the sole judgment of the Committee shall otherwise be unable to apply such payments to his own best interest and advantage (as in the case of illness, whether mental or physical, or where the person not under legal disability is unable to preserve his estate for his own best interest), the Committee may in the exercise of its discretion direct all or any portion of such payments to be made in any one or more of the following ways unless claims shall have been made therefor by an existing and duly appointed guardian, conservator, committee or other duly appointed legal representative, in which event payment shall be made to such representative:

(1)           directly to such person unless such person shall be an infant or shall have been legally adjudicated incompetent at the time of the payment;

(2)           to the spouse, child, parent or other blood relative to be expended on behalf of the person entitled or on behalf of those dependents as to whom the person entitled has the duty of support;

(3)           to a recognized charity or governmental institution to be expended for the benefit of the person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support; or

(4)           to any other institution, approved by the Committee, to be expended for the benefit of the person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support.

The decision of the Committee will, in each case, be final and binding upon all persons and the Committee shall not be obligated to see to the proper application or expenditure of any payments so made.  Any payment made pursuant to the power herein conferred upon the Committee shall operate as a complete discharge of the obligations of RadioShack and of the Committee.

Section 7.6                      If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated or the Committee may direct RadioShack to bring a suit for interpleader in any appropriate court, pay any amounts due into the court, and RadioShack shall have the right to recover its reasonable attorney’s fees from such proceeds so paid or to be paid.  Any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Committee and RadioShack from all further obligations with respect to such payments.  In acting under this provision, the Committee, where appropriate, shall take all steps necessary to ensure that any delay in payment to a Beneficiary complies with the requirements of Treas. Reg. §1.409A-3(g), including where payments are withheld, by making any required payments by no later than the end of the year in which the matter is finally adjudicated.

ARTICLE EIGHT

TERMINATION OF PARTICIPATION

Section 8.1                      Except as provided in Sections 8.4, 8.5, 8.6, 10.1, and 10.2 hereof, termination of a Participant’s employment with RadioShack other than by reason of Retirement or death, whether by action of RadioShack or the Participant’s resignation, shall terminate the Participant’s participation in the Plan (for the sake of clarity, a cessation of active employment during a period of a Leave of Absence (including as a result of a Disability) will not be deemed a termination of employment for purposes of this sentence, unless such cessation results in a Separation from Service).  Neither the Plan nor the Plan Agreement shall in any way obligate RadioShack to continue the employment of a Participant, nor will either limit the right of RadioShack to terminate a Participant’s employment at any time, for any reason, with or without cause.

Section 8.2                      Except as provided in Sections 8.4, 8.5, 8.6, 10.1 and 10.2 hereof, participation in the Plan by a Participant shall also terminate if the Plan or his Plan Agreement is terminated by RadioShack in accordance with Article Ten.

Section 8.3                      Except as provided in Sections 8.4, 8.5, 8.6, 10.1, and 10.2 hereof, upon termination of a Participant’s participation in the Plan, all of RadioShack’s obligations to the Participant and his Beneficiary under the Plan and Plan Agreement and each of them, shall terminate and be of no further effect.

Section 8.4                      Except as provided in Sections 8.5, 8.6, 10.1 and 10.2, if a Participant’s participation in the Plan is terminated, by:

(a)           termination of the Plan;

(b)           termination of a Plan Agreement; or

(c)           termination of employment for any reasons other than

(i)           death or Retirement, which shall be governed by Article  Five, or

(ii)           dishonest or fraudulent conduct of a Participant or indictment of a Participant for a felony crime involving moral turpitude, in which event no vesting under Section 8.4, 8.6, 10.1, or 10.2 shall occur, then such Participant shall be entitled, as set forth below, to a percentage of his Plan Benefit Amount as follows:

Age Attained at Date of Event Set
Forth in Section 8.4(a), (b) or (c)	% Vested

Age 54 or younger	0%

Age 55 to age 65	A percent as determined
in 5.1(b) hereof

Age 65 to age 70	100%

Age 70 to age 75	A percent as determined
in 5.1(c) hereto

Age 75 and thereafter	0%

The amount payable under this Section 8.4 shall be determined as of the date of the event set forth in Section 8.4(a), (b) or (c) hereof and such amount as so determined at that time shall not be altered or changed thereafter except that the provisions of Section 5.5 hereof shall remain fully applicable during the Participant’s employment by RadioShack, during the payment of benefits under this Section 8.4 and for one (1) year after the later of termination of employment or cessation of payment of benefits.  The amount payable under this Section 8.4 shall be paid as set forth in Section 5.3 hereunder to commence on the first day of the month next following thirty (30) days after cessation of Participant’s employment with RadioShack, but subject to delay to the Delayed Payment Date.

Section 8.5                      Notwithstanding anything to the contrary in the Plan,

(a)           In the event of a “Change in Control” (as hereinafter defined), every Participant immediately shall be vested with his Plan Benefit Amount determined without regard to Section 5.1(b) but subject to Section 5.1(c).  Such retirement benefit shall be payable in a lump sum on the first day of the month next following the date of the Participant’s Separation from Service (the “Termination Date”), or, if later, and to the extent applicable, the Delayed Payment Date (with the date of Participant’s Separation from Service referred to herein as the “Valuation Date”).  Such lump sum payment shall equal the present value of the Participant’s Plan Benefit Amount discounted for interest only at the Pension Benefit Guaranty Corporation’s Immediate Annuity Rate used to value benefits for single-employer plans terminating on the Termination Date, compounded semi-annually.

(b)           Any Participant or Beneficiary who on the date of a Change in Control (that satisfies the last paragraph of Section 8.7 hereof) was receiving benefits under the Plan (or should have commenced receiving benefits had the payment of the benefits not been delayed to the Delayed Payment Date) shall be entitled to receive a lump sum equal to the present value of the remaining Plan Benefit Amount, payable on the first day of the month next following the date of the Change in Control, or, if later, and to the extent applicable, the Delayed Payment Date, calculated in a manner consistent with Section 8.5(a).  For purposes of this Section 8.5(b), the “Valuation Date” shall be the date of the Change in Control.

Section 8.6                      In the event that a Participant’s employment with RadioShack is subject to an involuntary termination that constitutes a Separation from Service for any reason other than those reasons set forth in Section 8.4(c)(ii), and within a one-year period beginning on the date of such termination there occurs a Change in Control that satisfies the last paragraph of Section 8.7 hereof, then such Participant, or his Beneficiary if such Participant dies after termination of employment, shall be entitled to receive a lump sum equal to the present value of the Participant’s Plan Benefit Amount (determined in a manner consistent with Section 8.5(a)), payable in a lump sum on the first day of the month next following the date of the Change in Control, provided that if the Change in Control does not satisfy the last paragraph of Section 8.7 hereof, the payment shall be made on the first anniversary of the Participant’s Separation from Service if payment at such time would not result in a violation of Code section 409A.  For purposes of this Section 8.6, the “Valuation Date” shall be the date of the Change in Control.

Section 8.7                      For purposes of the Program, “Change in Control” shall mean any of the following events:

(a)           An acquisition (other than directly from RadioShack Corporation) of any voting securities of RadioShack Corporation (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifteen percent (15%) or more of the combined voting power of RadioShack Corporation’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.

A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) RadioShack Corporation or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by RadioShack Corporation (for purposes of this definition, a “Subsidiary”), (ii) RadioShack Corporation or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b)           The individuals who, as of June 1, 2004, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by RadioShack Corporation’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)           The consummation of:

(i)           A merger, consolidation, reorganization or other business combination with or into RadioShack Corporation or in which securities of RadioShack Corporation are issued, unless

(A)           the stockholders of RadioShack Corporation, immediately before such merger, consolidation, reorganization or other business combination, own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization or other business combination,

(B)           the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, or

(C)           no Person other than (i) RadioShack Corporation, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by RadioShack Corporation, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities, and

A transaction described in clauses (A) through (C) shall herein be referred to as a “Non-Control Transaction.”

(ii)           A complete liquidation or dissolution of RadioShack Corporation; or

(iii)           The sale or other disposition of all or substantially all of the assets of RadioShack Corporation to any Person (other than (i) any such sale or disposition that results in at least fifty percent (50%) of RadioShack Corporation’s assets being owned by one or more subsidiaries or (ii) a distribution to RadioShack Corporation’s stockholders of the stock of a subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities (X) as a result of the acquisition of Voting Securities by RadioShack Corporation which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subsection (X)) as a result of the acquisition of Voting Securities by RadioShack Corporation, and after such share acquisition by RadioShack Corporation, the Subject Person becomes the Beneficial

Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (Y) and such Subject Person (1) within fourteen (14) Business  Days (or such greater period of time as may be determined by action of the Board) after such Subject Person would otherwise have caused a Change in Control (but for the operation of this clause (Y)), such Subject Person notifies  the Board that such Subject Person did so inadvertently, and (2) within seven (7) Business Days after such notification (or such greater period of time as may be determined by action of the Board), such Subject Person divests itself of a sufficient number of Voting Securities so that such Subject Person is no longer the Beneficial Owner of more than the permitted amount of the outstanding Voting Securities.”

Notwithstanding the foregoing, and solely for purposes of determining whether payments to a Participant or Beneficiary as described in Sections 8.5(b) and 8.6 of the Plan (but not for purposes of vesting), with respect to that portion of the Plan that is subject to Code section 409A, a “Change in Control” shall occur with respect to a Participant only upon the occurrence of an event that both (a) constitutes a Change in Control under the above definition, and (b) constitutes a change in control event for purposes of Code section 409A.

Section 8.8                      Notwithstanding any provision to the contrary in the Plan, upon a Change in Control, the provisions of Sections 5.5 and 5.6 shall lapse and become null and void.

ARTICLE NINE

ADMINISTRATION OF THE PLAN

Section 9.1                      The Plan shall be administered by the Insurance Committee of the Board of Directors of RadioShack, as it is presently constituted or as it may be changed from time to time by the Board of Directors of RadioShack.

Section 9.2                      In addition to the express powers and authorities accorded the Committee under the Plan, it shall be responsible for:

(a)           construing and interpreting the Plan;

(b)           computing and certifying to RadioShack the amount of benefits to be provided in each Plan Agreement for the Participant or the Beneficiary of the Participant; and

(c)           determining the right of a Participant or a Beneficiary to payments under the Plan and otherwise authorizing disbursements of such payments by RadioShack;

in these and all other respects its decisions shall be conclusive and binding upon all concerned.  The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and shall be administered and interpreted by the Committee accordingly.

Section 9.3                      RadioShack agrees to hold harmless and indemnify the members of the Committee against any and all expenses, claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including without limitation the cost of defense and attorney’s fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from any such Committee member’s fraud or willful misconduct.

ARTICLE TEN

TERMINATION OR AMENDMENT OF THE PLAN
OR PLAN AGREEMENTS

Section 10.1                                RadioShack reserves the right to terminate or amend this Plan or any Plan Agreement, in whole or in part, at any time, from time to time, by resolution of the Board of Directors of RadioShack, provided, however, no amendment to the Plan or to any Plan Agreement shall alter the vested rights of a Participant or Beneficiary applicable on the effective date of such termination or amendment and, except for increases in Plan Compensation as provided in Section 8.5 hereof, such vested rights shall remain unchanged.  Rights are deemed to have vested if benefits are actually being paid or if the only condition precedent to the payment of benefits is the termination of employment (unless terminated for reasons set forth in Section 8.4(c)(ii), in which event benefits are forfeited) with RadioShack or the giving  of notice of Retirement or the occurrence of an event described in Section 8.5(a), (b) or (c).

Section 10.2                                Notwithstanding anything to the contrary in the Plan, but subject to Section 10.3,

(a)           Sections 8.5, 8.6, 8.7, 8.8 and this Section 10.2 shall not be amended or terminated at any time.

(b)           For a period of one (1) year following a Change in Control, the Plan or Plan Agreement shall not be terminated or amended in any way, nor shall the manner in which the Plan is administered be changed in a way that adversely affects the Participants’ right to existing or future RadioShack Corporation provided benefits or contributions provided hereunder, including, but not limited to, any change in, or to, the eligibility requirements, benefit formulae and manner and optional forms of payments.

(c)           Any amendment or termination of the Plan prior to a Change in Control which (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control, shall be null and void and shall have no effect whatsoever.

(d)           In the event the Plan or any Plan Agreement is terminated or adversely amended to the detriment of any Participant and within a one-year period from the effective date of any such amendment or termination a Change in Control occurs, then any Participant so affected whose employment with RadioShack Corporation is subject to a termination that constitutes a Separation from Service for the Participant, whether voluntarily or involuntarily, within a three-year period from the date of the Change in Control shall be entitled to receive those benefits set forth in Section 8.5 hereof to the same extent and in the same amounts as though such amendment or termination had not occurred.  This Section 10.2(d) shall not apply to any Participant who, on the date of the Change in Control, has previously retired or has otherwise voluntarily terminated his employment with RadioShack Corporation.

Section 10.3                                Any provision in Article 8 or 10 to the contrary notwithstanding, the Committee may amend the Plan or any Plan Agreement at any time, without the consent of any Participant or Beneficiary, to the extent the Committee deems such amendment to be necessary to comply with the requirements of any applicable tax laws, securities laws, accounting rules and other applicable state and federal laws, or applicable laws of jurisdictions outside the United States.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.1                                The Plan and Plan Agreement and each of their provisions shall be construed and their validity determined under the laws of the State of Texas.

Section 11.2                                The masculine gender, where appearing in the Plan or Plan Agreement, shall be deemed to include the feminine gender.  The words “herein”, “hereunder” and other similar compounds of the word “here”  shall mean and refer to the entire Plan and Plan Agreement, not to any particular provision, section or subsection, and words used in the singular or plural may be construed as though in the plural or singular where they would so apply.

Section 11.3                                Any action brought by a Participant under the Plan or Plan Agreement may be brought in the appropriate state or federal court for Tarrant County, Texas, or for the county wherein the Participant maintains his or her residence.  Any suit brought by RadioShack Corporation under the Plan may only be brought in the county wherein the Participant maintains his or her residence, unless the Participant consents to suit elsewhere.

Section 11.4                                Any person born on February 29 shall be deemed to have been born on the immediately preceding February 28 for all purposes of this Plan.

Section 11.5                                This Plan shall be binding upon and inure to the benefit of any successor of RadioShack and any such successor shall be deemed substituted for RadioShack under the terms of this Plan.  As used in this Plan, the term “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of RadioShack.

Section 11.6                                A Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise.

Section 11.7                                In the event that a Participant institutes any legal action to enforce his rights under, or to recover damages for breach of any of the terms of this Plan or any Plan Agreement, the Participant, if he is the prevailing party, shall be entitled to recover from RadioShack all actual expenses incurred in the prosecution of said suit including but not limited to attorneys’ fees, court costs, and all other actual expenses.  All reimbursements of eligible expenses under this provision shall be made no later than the last day of the Participant’s tax year following the taxable year in which the expenses were incurred.  The amount of expenses eligible for reimbursement under this provision in any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and a Participant’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.  In all events, reimbursement shall be made in accordance with Treas. Reg. §1.409A-e(i)(1)(iv).  Notwithstanding the foregoing, a Participant shall only be entitled to reimbursement of the expenses described above if he is the prevailing party in such action.   If RadioShack provides any reimbursements in accordance with this provision, and the Participant ultimately is not the prevailing party, the Participant shall be required to refund to RadioShack all amounts previously paid.

Section 11.8                                Notwithstanding all other provisions in the Plan, in the event a Participant is entitled to benefits under two (2) separate sections of the Plan, the maximum a Participant may receive under this Plan is his Plan Benefit Amount, payable in accordance with Section 5.3 hereof.

The original Plan was adopted by the Board of Directors on June 27, 1986.  This restated plan includes amendments thereto pursuant to resolutions at meetings of the Board of Directors of RadioShack Corporation on January 20, 1989, August 22, 1990, and November 6, 2008.

RADIOSHACK CORPORATION

OFFICERS DEFERRED COMPENSATION PLAN
PLAN AGREEMENT

January 1, «Year»

To:  «FullName»

The Insurance Committee of the Board of Directors of RadioShack Corporation has selected you to participate in the RadioShack Corporation Officers Deferred Compensation Plan (the “Plan”), a copy of which is furnished you herewith.

Your participation in the Plan is voluntary and conditioned upon your acceptance of this Plan Agreement in the manner provided below, by which it shall be agreed between us as follows:

(1)
Your participation in the Plan and the rights accruing to you and your designated Beneficiary thereunder shall be in all respects subject to the terms and conditions of the Plan, the full text of which, and as it may be from time to time amended, is incorporated herein by reference.  You agree to be bound by the terms and provisions of the Plan and specifically, but without limitation, to the noncompetition agreement provisions set forth in Section 5.5 of the Plan.

(2)
For the purpose of determining the amount of benefits payable by RadioShack under the Plan, it is agreed and stipulated that your aggregate Plan Benefit Amount is $«BenefitAmount» (i.e., $«AnnualAmount» for 10 years if you retire at age 65).  The Plan Benefit Amount may change from time to time upon the agreement by you and RadioShack.

(3)
You acknowledge receipt of a Beneficiary Designation Form furnished you herewith and agree that upon your acceptance and return of this Plan Agreement, as provided below, you will deliver such form completed as therein required.

If you desire to participate in the Plan, please accept and return the enclosed copy of this Plan Agreement, together with your completed Beneficiary Designation Form, to Jana Freundlich, on or before thirty days from the date hereof, whereupon you shall become a Participant in the Plan according and subject to the terms hereof.  If you do not accept and return such copy within the above time period, then we will assume that you have voluntarily elected not to participate in the Plan.

        Very truly yours,

        RADIOSHACK CORPORATION

                                By:_____________________________________
        Jana Freundlich
        Vice President – Human Resources

ACCEPTED this __________ day of ____________________, «Year».

______________________________
«FullName»